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                                                                    Exhibit 99.1

CONTACTS:

Jonathon E. Killmer        Maureen McGarrigle

Hypercom Corporation       Hypercom Corporation
602.504.5000               602.504.4802
jkillmer@hypercom.com      mmcgarrigle@hypercom.com


HYPERCOM CORPORATION COMPLETES

PRIVATE PLACEMENT OF COMMON STOCK


PHOENIX - MARCH 22, 2002 - Hypercom Corporation (NYSE: HYC), the leading global supplier of electronic payment solutions, today announced that it has sold 7.87 million shares of its common stock at a price of $5.00 per share to select institutional investors and high net worth individuals. The proceeds will be substantially used to pay down high-cost mezzanine debt and to return the company to a more typical lending structure. The Company expects that the transaction will be accretive to 2002 earnings as a result of reduced interest costs.

         "This transaction is the last step in refinancing Hypercom and achieves the important strategic objective of further strengthening the Company's balance sheet," said Christopher S. Alexander, President and Chief Executive Officer. "Our strong balance sheet, industry-leading products and execution of several strategic initiatives over the past 18 months clearly positions us to capitalize on the opportunities ahead and to create long-term value for our stockholders."

         The net proceeds of the private offering have been used to repay two term loans in the amount of $15 million and $5 million, respectively, under Hypercom's credit facility, to repay $3.1 million in outstanding loans from a director and principal stockholder, and to reduce the outstanding borrowings under the Company's $25 million revolving credit facility. The remaining proceeds will be used for general corporate purposes.
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         Hypercom offered and sold the shares pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Hypercom anticipates that on or before April 18, 2002 it will file a registration statement with the Securities and Exchange Commission to register the shares for resale by purchasers in the private offering.

         In the first quarter of 2002, the Company will take an approximate $1.3 million charge, net of tax, as it expenses deferred loan costs associated with its retired term loans. It is expected that this charge will be completely offset through interest savings throughout the remainder of the year.

ABOUT HYPERCOM (www.hypercom.com)

         Hypercom Corporation is the leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants and acquirers, and yield increased profitability for its customers. Hypercom's products include secure web-enabled transaction terminals that work seamlessly with its networking equipment and software applications for e-commerce, m-commerce, smart cards and traditional payment applications. The company's widely-accepted ePOS-infocommerce (TM) (epic) framework of consumer-activated, EMV-certified, touch-screen ICE (Interactive Consumer Environment) terminals enable acquirers and merchants to decrease costs, increase revenues and improve customer retention.

         Headquartered in Phoenix, Arizona, Hypercom is independently acknowledged as the leading provider of point-of-sale card payment terminals worldwide. Demand for Hypercom's terminals surpassed one million units last year alone. Hypercom today maintains an installed base of more than 5 million terminals in over 100 countries which conduct over 10 billion transactions annually.

         Hypercom is a registered trademark of Hypercom Corporation. ePOS-infocommerce and ICE are trademarks of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.
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Forward-Looking Statements

         This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Hypercom Corporation claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. In this release, forward-looking statements include comments related to the Company's ability to capitalize on future opportunities and improve stockholder value, as well as the likelihood that its capital raising transaction will be accretive to earnings.

     Forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of Hypercom to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Hypercom's results and cause them to materially differ from those contained in the forward-looking statements include uncertainties relating to:

- The company's ability to improve product quality, security and reliability, and manufacturing processes, especially for new products and product extensions; market acceptance of products and services; its ability to increase gross margins and reduce expenses; increasing competition especially relative to market size and growth rates; economic conditions; industry and technological changes; the composition, timing and size of orders from major customers; inventory obsolescence; cannibalization of legacy products by new products; the possibility of asset write downs or increases in reserves; risks associated with international operations, including currency fluctuations.

- Risk factors and cautionary statements made in Hypercom's Annual Report on Form 10-K for the period ended December 31, 2000 and Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2001.

- Other factors that Hypercom is currently unable to identify or quantify, but may arise or become known in the future.

         In addition, the foregoing factors may affect generally Hypercom's business, results of operations and financial position.

         Forward-looking statements speak only as of the date the statement was made. Hypercom does not undertake and specifically disclaims any obligation to update any forward-looking statements.

         Our statement regarding our industry leadership is derived from industry surveys of worldwide POS terminal shipments.

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         The shares of common stock sold in the private placement have not been registered under the Securities Act, or any state securities laws, and may be offered for resale only pursuant to an effective registration statement or an available exemption from the registration requirements of the Securities Act.